CONSENT OF INDEPENDENT AUDITORS





The Board of Trustees and Shareholders
Monarch Funds:

We consent to the use of our report dated October 5, 2001 on the statements of assets and liabilities of Treasury Cash Fund, Government Cash Fund and Cash Fund (each a series of Monarch Funds) as of August 31, 2001, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented, incorporated by reference in Post-Effective Amendment No. 30, to Registration Statement (No. 33-49570) on Form N-1A under the Securities Act of 1933.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectuses and "Independent Auditors" in the statement of additional information.



                                        /s/ KPMG LLP


Boston, Massachusetts
January 8, 2002